Exhibit 99.1

NORTHSTAR HEALTHCARE INCOME
Amended Share Repurchase Program
Effective January 2018

Our share repurchase program provides an opportunity for you to have your shares of common stock repurchased by us, without fees and subject to certain restrictions and limitations. Beginning with repurchases made in the calendar quarter ending March 31, 2018, except for shares repurchased in connection with a stockholder’s death or qualifying disability, the price paid for shares repurchased under our share repurchase program will be 90% of our most recently published estimated net asset value per share of our common stock. However, at any time that we are engaged in a primary offering of our shares, the repurchase price for our shares will not exceed the primary offering price. We intend to publish an updated estimated net asset value per share of our common stock on an annual basis.

Unless the shares are being repurchased in connection with a stockholder’s death or qualifying disability, we will not repurchase shares unless you have held the shares for at least one year. Repurchase requests made within two years of the death or “qualifying disability” of a stockholder will be repurchased at the lesser of the price paid for the shares, as adjusted for any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock, or the most recently published estimated net asset value per share of our common stock. A qualifying disability is a disability as such term is defined in Section 72(m)(7) of the Internal Revenue Code that arises after the purchase of the shares requested to be repurchased.

If we have sold property and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sale, the per share repurchase price will be reduced by the net sale proceeds per share distributed to investors prior to the repurchase date.

Repurchases of shares of our common stock will be made quarterly upon written request to us at least 15 days prior to the end of the applicable quarter. Repurchase requests will be honored approximately 30 days following the end of the applicable quarter, which last day of the quarter we refer to as the repurchase date. Stockholders may withdraw their repurchase request at any time up to three business days prior to the repurchase date. In the event that you seek the repurchase of all of your shares of our common stock, shares of our common stock purchased pursuant to our DRP may be excluded from the foregoing one-year holding period requirement. If you have made more than one purchase of our common stock (other than through our DRP), the one-year holding period will be calculated separately with respect to each such purchase. In addition, for purposes of the one-year holding period, holders of units of our operating partnership who exchange their operating partnership units for shares of our common stock shall be deemed to have owned their shares as of the date they were issued their operating partnership units.

We cannot guarantee that the funds set aside for our share repurchase program will be sufficient to accommodate all requests made in any quarter. In the event that we do not have sufficient cash available to repurchase all of the shares of our common stock for which repurchase requests have been submitted in any quarter, we plan to first repurchase shares of our common stock submitted in connection with a stockholder’s qualifying death and disability and thereafter to repurchase all other shares of our common stock on a pro rata basis on the repurchase date. In addition, if we repurchase less than all of the shares subject to a repurchase request in any quarter, with respect to any unredeemed shares, we will seek to honor your request in a future quarter, if possible, when such repurchases can be made pursuant to the limitations of the share repurchase program when sufficient funds are available, unless you withdraw your request for repurchase. Such pending requests will be honored on a pro rata basis.

We are not obligated to repurchase shares of our common stock under our share repurchase program. Repurchases made in respect of repurchase requests made during the calendar quarter ending December 31, 2017 will be limited to the lesser of: (i) 5% of the weighted average number of shares of our common stock outstanding during the calendar year ended December 31, 2017 and (ii) an aggregate of $8.0 million. For repurchases made in respect of repurchase requests in calendar year 2018 and thereafter, we presently intend to limit the number of shares to be repurchased to the lesser of: (i) 5% of the weighted average number of shares of our common stock outstanding during the prior calendar year, less the number of shares repurchased to date during the current calendar year and (ii) repurchases that can be funded from the net proceeds received to date in the calendar quarter such repurchase requests were made from the sale of shares under our DRP. There is no fee in connection with a repurchase of shares of our common stock.

To the extent that the aggregate proceeds received from the sale of shares pursuant to our DRP are not sufficient to fund repurchase requests as outlined above, our board of directors may, in its sole discretion, choose to use other sources of funds to repurchase shares of our common stock. Such sources of funds could include cash on hand, cash available from borrowings and cash from liquidations of investments as of the end of the applicable month, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders or purchases of real estate assets.

Our share repurchase program only provides stockholders a limited ability to have shares repurchased for cash until a secondary market develops for our shares or until our shares are listed on a national securities exchange or included for quotation in a national securities market, at which time our share repurchase program would terminate. No such market presently exists nor are the shares currently listed on an exchange, and we cannot assure you that any market for our shares will ever develop or that we will list the shares on a national securities exchange. Shares repurchased under our share repurchase program will become unissued shares and will not be resold unless such sales are made pursuant to transactions that are registered or exempt from registration under applicable securities laws.

In addition, our board of directors may, in its sole discretion, amend, suspend, or terminate our share repurchase program at any time, provided that any amendment that adversely affects the rights or obligations of a participant (as determined in the sole discretion of our board of directors) will only take effect upon ten days’ prior written notice to stockholders, except that changes in the number of shares that can be repurchased during any calendar year will take effect only upon ten business days’ prior written notice. Therefore, you may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase program.

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